Exhibit 5.1

March 21, 2012

AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, PA 19406

Re:    Registration Statement on Form S-3 (Registration No. 333-180096)

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the above referenced Registration Statement, the preliminary prospectus supplement filed on March 14, 2012, and the prospectus supplement filed on March 16, 2012 (the “Prospectus Supplement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Prospectus Supplement relates to the offer and sale of up to 8,050,000 common units (including 1,050,000 common units that may be issued upon the exercise of the underwriters’ over-allotment option) of the Partnership (the “Common Units”).

In connection with this opinion letter, we have examined the Registration Statement and the prospectus supplements, and originals, or copies certified or otherwise identified to our satisfaction, of the Partnership’s Certificate of Limited Partnership, as amended, the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Common Units have been duly authorized by the Company and that, except as non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), (i) 7,000,000 Common Units have been validly issued, fully paid and non-assessable and (ii) 1,050,000 Common Units, when issued and sold by the Partnership and delivered by the Partnership against receipt of the purchase price therefor pursuant to the exercise by the underwriters of their over-allotment option, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the incorporation by reference of this opinion into the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP